SECOND AMENDMENT TO THE MANAGEMENT AGREEMENT

This Amendment is made to the Management Agreement dated January 1, 2016 (the “Agreement”) between Mutual Fund and Variable Insurance Trust (the “Trust”) and Rational Advisors, Inc. (the “Adviser” and together with the Trust, the “Parties”).

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties agree to the following:

WHEREAS, the Parties have executed the Agreement pursuant to which the Adviser provides investment advisory services to the Trust; and

WHEREAS, the Parties desire to amend Paragraph 18 of the Agreement to clarify that the Adviser, and its officers, directors and employees are prohibited to receive compensation or other consideration as a result of disclosing the Fund’s portfolio holdings in connection with providing information about possible federal securities laws violations;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	The second sentence of Paragraph 18 is replaced with the following:

“In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing the Fund’s portfolio holdings except in connection with providing information about possible federal securities laws violations.”

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized, as of March 25, 2025.

MUTUAL FUND AND VARIABLE INSURANCE TRUST	RATIONAL ADVISORS, INC.
By:__/s/ Tobias Caldwell ________	By:_/s/ Jerry Szilagyi ___________
Name: Tobias Caldwell __	Name: Jerry Szilagyi______
Title: Trustee_________________	Title: President_________________

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